Exhibit 10.2

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made on this February 7, 2008 (the “Grant Date”) by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”) and J. Russell Phillips (“Grantee”).

WHEREAS, the Company has agreed to employ Grantee under the terms and conditions set forth in that certain Employment Agreement dated even date herewith (the “Employment Agreement”) by and between the Company and Grantee; and

WHEREAS, for the purpose of encouraging and rewarding Grantee’s contributions to the performance of the Company and aligning Grantee’s interests with the interests of the Company’s stockholders, and as inducement material to Grantee entering into the Employment Agreement with the Company, the Company, in the Employment Agreement, has agreed to grant to Grantee options to purchase 275,000 shares of common stock of the Company, $0.01 par value per share (“Common Stock”), on February 7, 2008 (the “Effective Date”), provided that Grantee commences employment with the Company on or before the Effective Date.

NOW, THEREFORE, to evidence the grant of options by the Company and to set forth the terms and conditions of such grant, the Company and Grantee hereby agree as follows:

1. Grant of Options. The Company hereby grants to Grantee, effective as of the Effective Date, non-qualified options to purchase up to 275,000 shares of Common Stock on the terms and subject to the conditions set forth herein (the “Options”). The Options are not granted under the terms of any compensatory stock plan of the Company.

2. Exercisability and Exercise Price. The Options shall become exercisable as follows:

(a) The Company shall seek approval of the terms of this Agreement from the stockholders of the Company at the next annual meeting of stockholders or such other time as shall be determined by the Board of Directors of the Company (the “Board”). No portion of the Options shall vest and become exercisable unless and until the stockholders approve the terms of this Agreement.

(b) Subject to Section 2(a) above, the Options shall vest and become exercisable in three (3) equal installments on each of the first three (3) anniversary dates of the Effective Date at an option exercise price equal to $3.23 per share of Common Stock, as long as Grantee continuously performs services for the Company from the Effective Date to the relevant vesting date.

(c) Notwithstanding Section 2(b) but subject to Section 2(a), all outstanding Options shall fully vest and become immediately exercisable upon a Change of Control (as such term is defined in the Employment Agreement); provided, however, that all such Options shall terminate and become unexercisable on the earlier of (i) the Expiration Date (as defined below in Section 3(a)) or (ii) the first (1st) anniversary of the date of the Change of Control.

3. Termination of Options.

(a) Unless an earlier termination date occurs as specified elsewhere in this Section 3, the Options shall expire and become unexercisable (whether or not then exercisable) on the tenth (10th) anniversary of the Effective Date (the “Expiration Date”).

(b) If Grantee’s employment with the Company is terminated due to death, Permanent Disability (as such term is defined in the Employment Agreement) or retirement: (i) all Options that have not otherwise vested and become exercisable as of the Termination Date (as such term is defined in the Employment Agreement) shall terminate and become unexercisable; and (ii) all Options that have vested and become exercisable as of the Termination Date shall terminate and become unexercisable on the earlier of (A) the Expiration Date or (B) the date that is 180 days after the Termination Date.

(c) If Grantee’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement) prior to the Expiration Date, all Options, whether or not vested, shall immediately terminate and become unexercisable as of the Termination Date.

(d) If Grantee’s employment with the Company is terminated for any reason other than as set forth in Section 3(b) or 3(c): (i) all Options that have not otherwise vested and become exercisable as of the Termination Date shall terminate and become unexercisable; and (ii) all Options that have vested and become exercisable as of the Termination Date shall terminate and become unexercisable on the earlier of (A) the Expiration Date or (B) the date that is 30 days after the Termination Date.

(e) Notwithstanding any other provision of this Agreement, if the stockholders of the Company do not approve the terms of this Agreement on or before December 31, 2008, the Options shall automatically terminate at the close of business on December 31, 2008.

4. Registration of Options. The Company, at its expense, shall file a registration statement on Form S-8 to register the shares of Common Stock subject to the Options.

5. Restrictions on Exercise. Notwithstanding anything to the contrary in this Agreement, the Options may not be exercised, and no shares of Common Stock issuable upon exercise (“Exercise Shares”) shall be issued, unless: (a) all requisite approvals and consents of any governmental authority of any kind having jurisdiction over the exercise of options shall have been secured; (b) all applicable federal, state and local tax withholding requirements shall have been satisfied; and (c) approval of the stockholders of the Company is obtained as described further in Section 2(a). The Company shall use commercially reasonable efforts to obtain the approvals and consents referred to in this Section 5 so as to permit the Options to be exercised.

6. Manner of Exercise.

(a) To the extent that the Options have become and remain exercisable as provided in Sections 2 and 3, and subject to such reasonable administrative regulations as the Compensation Committee of the Board (“Compensation Committee”) may adopt, the Options may be exercised, by written notice to the Compensation Committee, specifying the number of Exercise Shares and the date on which the Grantee intends to exercise the Options (the “Exercise Date”). On or before the Exercise Date, Grantee shall deliver to the Company full payment for the Options being exercised in cash or check, shares of Common Stock which have been held for six (6) months or which would not trigger any adverse financial accounting consequences for the Company, or a combination thereof, in an amount equal to the aggregate purchase price for such Exercise Shares and any applicable withholding taxes.

(b) In the event that the Grantee delivers shares of Common Stock to the Company pursuant to Section 6(a) above, such shares shall be valued at the closing price on the Nasdaq National Market (or any subsequent exchange or market system upon which the Common Stock is principally traded) of the Common Stock on the Exercise Date. The foregoing shall be subject to such rules and regulations as may be adopted by the Compensation Committee to provide for the compliance of such payment procedure with applicable law, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) The Compensation Committee may require Grantee to furnish or execute such other documents as the Compensation Committee reasonably deems necessary: (i) to evidence such exercise; and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, applicable state securities laws or any other law.

(d) No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. Not fewer than 100 shares of Common Stock may be purchased at one time and Options must be exercised in multiples of 100 shares of Common Stock unless the number purchased is the total number of shares for which the Options are exercisable at the time of exercise. Notwithstanding any other provision of this Agreement, the Company may impose such conditions upon the exercise of the Options (including conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including Rule 16b-3 and Rule 10b-5 under the Exchange Act, and any amounts required under Section 8, or any applicable section of or regulation under the Internal Revenue Code.

7. Non-Transferability of Options. None of the Options are assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including by gift, operation of law or otherwise) other than (a) by will or by the laws of descent and distribution or (b) upon dissolution of marriage pursuant to a domestic relations order, provided in each case that the assignee or transferee acknowledges and agrees in writing, in a form reasonably acceptable to the Compensation Committee to be bound by this Agreement as if such assignee or transferee were Grantee.

8. Withholding. Whenever any Exercise Shares are to be issued, the Compensation Committee shall require the recipient of such Exercise Shares to remit to the Company an amount sufficient to satisfy any applicable federal, state and local tax withholding requirements. Upon request and authorization by Grantee, the Company may withhold a portion of such Exercise Shares to satisfy applicable minimum statutory tax withholding requirements, subject to any rules adopted by the Compensation Committee regarding compliance with applicable law, including Section 16(b) of the Exchange Act.

9. Legends on Stock Certificates. Each certificate representing securities acquired upon vesting or exercise of any Option shall be endorsed with all legends, if any, required by applicable federal and state securities and other laws to be placed on the certificate. The determination of which legends, if any, will be placed upon the certificates shall be made by the Company in its sole discretion and such determination shall be final and binding.

10. Lock-Up Agreements. In connection with any public offering by the Company of its equity securities and upon the request of the Company and the principal underwriter (if any) in such public offering, any shares of Common Stock acquired or that may be acquired upon exercise or vesting of an Award may not be sold, offered for sale, encumbered, or otherwise disposed of or subjected to any transaction that will involve any sales of securities of the Company, without the prior written consent of the Company or such underwriter, as the case may be, for a period of not more than 365 days after the effective date of the registration statement for such public offering. Grantee shall, if requested by the Company or the principal underwriter, enter into a separate agreement to the effect of this Section 10.

11. Cancellation and Rescission of Awards. The Company may cancel any and all unexercised Options (whether or not vested) at any time if Grantee fails at any time to comply with this Agreement, or does any of the following:

(a) during employment with the Company, breaches any provision of the Employment Agreement;

(b) during employment with the Company or at any time thereafter, (i) fails to comply with any confidentiality agreement with the Company to which Grantee is party or with the policies of the Company regarding nondisclosure of confidential information, or (ii) without prior written authorization from the Company, discloses to any third party or uses for any purpose, or in any context other than in performance of Grantee’s duties to the Company, any confidential information or trade secret of the Company; or

(c) during employment with the Company or at any time thereafter, breaches any other agreement with or duty to the Company.

Upon and as a condition to exercise of any Options, Grantee shall certify on a form acceptable to the Company that he is in compliance with the terms and conditions of this Agreement and has not done any of the things described in this Section 11. Furthermore, if Grantee does any of the things described in this Section 11 within 180 days after any exercise, payment or delivery in connection with any Options, the Company may rescind such exercise, payment or delivery. The Company shall notify Grantee in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such notice from the Company, Grantee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery in connection with any Options. Such payment shall be made by returning to the Company all shares of capital stock that Grantee received in connection with the rescinded exercise, payment or delivery, or if such shares have been transferred by Grantee, then by paying the equivalent value thereof at the time of their transfer to the Company in cash. To assist in enforcement of the Company’s rescission right described above, the Company may, in its discretion, retain any Common Stock or other consideration otherwise deliverable to Grantee in connection with any Options until the rescission period described above has lapsed.

12. No Rights as Stockholder. Grantee shall have no voting or other rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Options until the exercise of such Options and the issuance of a certificate or certificates to him for such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

13. Capital Adjustments. The number and any applicable option price of the shares of Common Stock or other security or property then covered by the Options shall be proportionately and appropriately adjusted by the Compensation Committee to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company or any similar change in the capital structure of the Company. Subject to any required action by the stockholders of the Company, in any merger, consolidation, reorganization, exchange of shares, liquidation or dissolution, the Options shall pertain to the securities and other property, if any, that a holder of the number of shares of Common Stock covered by the Options would have been entitled to receive in connection with such event, unless the Company arranges for the assumption or substitution of the Options or provides for the cashout of the Options.

14. No Employment Rights. Nothing contained in this Agreement shall confer upon Grantee any right to continue in the employ of or engagement by the Company or constitute any contract or agreement of employment or engagement, or interfere in any way with the right of the Company to terminate the employment or engagement of Grantee pursuant to the Employment Agreement. Except as expressly provided in this Agreement, the Company has the right to deal with Grantee in the same manner as if this Agreement did not exist, including with respect to all matters related to the hiring, discharge, compensation and conditions of the employment or engagement of Grantee.

15. Amendments. The Compensation Committee may amend this Agreement at any time; provided, however, that no amendment may materially adversely affect Grantee’s rights or materially increase Grantee’s obligations under this Agreement without Grantee’s written consent.

16. General Provisions. This Agreement shall be governed by Sections 9.3 through 9.12 of the Employment Agreement with the same force and effect as though such Sections were set forth in their entirety herein.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

Diedrich Coffee, Inc.

By:	/s/ Paul C. Heeschen
Name:	Paul C. Heeschen
Title:	Chairman of the Board

GRANTEE:

/s/ J. Russell Phillips
J. Russell Phillips

SIGNATURE PAGE

TO

STOCK OPTION AGREEMENT